EXHIBIT 10.40

FIRST AMENDMENT

TO

DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT TO DISTRIBUTION AGREEMENT (the “Amendment”) is made and entered as of March 5, 2005, between ACCESS BUSINESS GROUP INTERNATIONAL LLC, a Michigan limited liability company, with its principal place of business at 7575 East Fulton Road, Ada, Michigan 49355 (“Access”) and INTERLEUKIN GENETICS INC., a Delaware corporation with its principal place of business at 135 Beaver Street, Waltham, Massachusetts 02452 (“Seller”).

WHEREAS, Access and Seller are parties to that certain Distribution Agreement effective February 26, 2004, whereby Seller agreed to supply Genetic Tests (as defined in such agreement) to Access for resale to third parties; and

WHEREAS, Access desires to prepay Seller for certain of the Genetic Tests;

NOW, THEREFORE, the parties agree as follows:

1.                                       Notwithstanding Section 3 of the Distribution Agreement, Access shall pay to Seller within fifteen (15) days of Seller’s receipt of a registration number as required under the Clinical Laboratory Improvement Act of 1988, as amended, Two Million Dollars ($2,000,000.00) as an advance payment (the “Payment”) for Genetic Tests to be shipped to it upon submission of purchase orders to Seller at a later date in compliance with the Distribution Agreement.  Seller shall credit the Payment in full toward purchases of Genetic Tests.  The payment terms for all purchases in excess of the Payment shall be in accordance with Section 3 of the Distribution Agreement.

2.                                       Section 2 of the Distribution Agreement shall be amended and restated in its entirety to read as follows:

“2.                                 Conditions to Purchase.  The obligations of Access under Section 1 shall be subject to the receipt by Access of evidence to its reasonable satisfaction that (a) the Genetic Tests will be performed in a clinical laboratory that has obtained a registration number as required (the “Required Certifications”) under the Clinical Laboratory Improvement Act of 1988, as amended (“CLIA”), (b) Seller, such laboratory, and the Genetic Tests  to be provided by Seller in such laboratory are each in full compliance with all applicable industry standards and applicable laws, regulations, and standards and (c) the distribution of Genetic Tests by Access or its affiliates shall not, in Access’ reasonable determination, subject Access to a material risk with respect to product liability.  Access agrees and acknowledges that, at certain volumes, Seller may subcontract the Genetic Tests to other laboratories (“Reference Labs”), provided that any such Reference

Lab meet the Required Certifications under CLIA, and Seller provides such documentation to Access at least thirty (30) days prior to the effectiveness of any subcontract.”

3.                                       This Amendment does not alter the Distribution Agreement in any other aspect and it remains in full force and effect.

4.                                       This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first set forth above.

ACCESS BUSINESS GROUP INTERNATIONAL LLC

By:	/s/ Jay Ertl
Jay Ertl
Vice President, Product Supply

INTERLEUKIN GENETICS INC.

By:	/s/ Fenel Eloi
Fenel Eloi
Chief Operating Officer